Aesther Healthcare Acquisition Corp. Announces Separate Trading of its Class A Common Stock and Warrants to Commence on November 5, 2021

NEW YORK, NY / ACCESSWIRE / November 3, 2021– Aesther Healthcare Acquisition Corp. (Nasdaq: AEHAU) (the “Company”) today announced that, commencing November 5, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and redeemable warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and redeemable warrants that are separated will trade on the Nasdaq Capital Market under the symbols “AEHA” and “AEHAW,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “AHEAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aesther Acquisition Corp.

Aesther Healthcare Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on the pharmaceutical and medical device sectors.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Aesther Healthcare Acquisition Corp.

515 Madison Ave

Suite 8078

New York, NY 10022

Attn: Suren Ajjarapu

Chairman & CEO

suren@aestherhealthcarespac.com

(646) 908-2658